Exhibit 99.1

NEWS RELEASE

For More Information Contact:
Kevin Berry, Chief Financial Officer
(408) 934-3144 kevinb@cmd.com

California Micro Devices Reports March Quarter and Fiscal 2009 Results

MILPITAS, Calif. — May 6, 2009 — California Micro Devices (Nasdaq: CAMD) today announced financial results for the fourth quarter of fiscal 2009, which ended March 31, 2009. Revenue was $9.2 million at the mid-point of guidance compared to $15.0 million a year ago. GAAP EPS was a loss of ($0.15) at the low end of guidance compared to ($0.05) a year ago. Non-GAAP EPS was a loss of ($0.13) at the low end of guidance compared to a profit of $0.02 a year ago. For purposes of this release, non-GAAP EPS is calculated excluding Arques Technology acquisition costs, employee stock-based compensation expenses, goodwill impairment, and intangible asset impairment and amortization, and using a cash basis tax rate.

“Our Q4 results reflected the continuing weakness in the global economy as well as the seasonal weakness typical of this quarter, especially in the handset market,” said Robert V. Dickinson, president and chief executive officer. “In spite of this, we saw a number of signs of progress in Q4 including the following:

•	Bookings improved to $8.1 million, up 184 percent from Q3

•	Net inventory decreased by $2.7 million from Q3

•	Non-GAAP gross margin increased to 28.3 percent from 26.3 percent in Q3

•	Non-GAAP operating expense was $0.2 million less than in Q3 and $0.7 million less than in Q2

•	Operating cash consumption decreased by $1.6 million compared to Q3

Summarizing year end results, Dickinson reported that fiscal 2009 revenue was $49.3 million compared to $59.2 million in fiscal 2008. On a GAAP basis, the company reported a loss of ($0.65) per share for fiscal 2009 compared to ($0.06) in fiscal 2008. Non-GAAP diluted EPS was a loss of ($0.27) compared to a profit of $0.08 a year ago. Dickinson also highlighted the following fiscal 2009 achievements:

•	Expanded customer base to include all of the top 5 handset manufacturers and three of the top 5 digital TV manufacturers

•	Grew display controller revenue to 10 percent of total revenue

•	Introduced third generation of CMD’s industry leading Praetorian® filters for handsets

•	Introduced XtremeESD™ family of ESD protection devices providing new levels of protection and signal integrity for high speed data interfaces

•	Introduced LuxGuard™ family of ESD protection and thermal management devices for High Brightness LEDs

•	Established Phoenix Design Center to strengthen development capability for protection devices

•	Sold LED driver assets for $1.3 million

•	Repurchased 673,000 shares out of 1 million authorized

•	Ended the year with $45.6 million in cash

Dickinson anticipates revenue in Q1 to be between $8.5 and $10.0 million with a GAAP EPS loss of between ($0.14) and ($0.16), and non-GAAP EPS loss of between ($0.12) and ($0.14). Operating cash consumption is expected to be between $1.0 and $1.5 million down from $2.3 million in Q4. He added, “As we look forward into fiscal 2010, we see the demand picture beginning to improve. Orders in Q4 were well above the depressed levels of Q3

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

and orders so far in Q1 are running well ahead of Q4. From what we can tell, most of our customers are no longer aggressively liquidating inventory but are still taking a cautious approach with respect to adding inventory. We believe that revenue has bottomed and is likely to begin growing again by Q2 assuming increasing economic stability and seasonal growth in end demand. We also expect to see improving margins beginning in Q2, based on our cost reduction activities. Our objective is to achieve positive operating cash flow and profitability on a non-GAAP basis by the end of the fiscal year. We expect the principal driver of these improvements to be our protection business.”

Live Webcast with Presentation Slides

California Micro Devices will hold a conference call today at 2:00 p.m. Pacific Time to discuss its financial results. The call may be accessed via live webcast (streaming audio accompanied by presentation slides) by connecting to the company’s Investor Relations web page. The call may also be accessed via phone within the USA by dialing 866-752-7980 (no password required). International parties may gain access by dialing 404-537-3337 and then entering the conference ID number: 93574270. A replay of the call will be available on the company’s Investor Relations web page beginning today at approximately 4:00 p.m. Pacific Time and continuing for one year.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application specific analog and mixed signal semiconductor products for the mobile handset, digital consumer electronics and personal computer markets. Key products include protection devices for mobile handsets, digital consumer electronics products such as digital TVs, and personal computers as well as analog and mixed signal ICs for mobile handset displays. Detailed corporate and product information may be accessed at www.cmd.com.

All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include our expected revenues, operating cash consumption, and GAAP and non-GAAP loss per share for the first quarter of fiscal 2010; our perception that most of our customers are no longer aggressively liquidating inventory but are still taking a cautious approach with respect to adding inventory; our objective to return to positive cash flow and profitability on a non-GAAP basis by the end of fiscal 2010; our anticipated revenue growth by and gross margin improvement for the second quarter of fiscal 2010; and our expectation that such improvement will be driven primarily by our protection business. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether there is increasing economic stability and seasonal growth in end demand as we have assumed in our demand forecast, whether the designed performance of our devices satisfies our customers’ requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion and/or loss of market share for us, whether we encounter any difficulty in obtaining the requisite supply of quality product from our contract manufacturers, contract assemblers and test houses without interruption or unanticipated price increases, whether we are having success in our R&D programs so that we desire to continue spending at a heightened level, and whether we incur unexpected operating expenses or obstacles to our cost reductions as well as the risk factors detailed in the company’s Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains non-GAAP financial measures that exclude the effects of employee share-based compensation and the requirements of SFAS No. 123R, “Share-based Payment” (“123R”). The non-GAAP financial measures used by management and disclosed by the company exclude the income statement effects of all forms of employee share-based compensation and the effects of 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. The non-GAAP financial measures also exclude Arques Technology acquisition related costs, including amortization of acquisition-related intangibles and one-time charges during the third quarter of fiscal 2009 for goodwill and intangible asset impairment. In addition, these non-GAAP measures utilize a tax rate that is based upon the income taxes the company expects to actually pay relating to the activities and results for the relevant fiscal time period. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. For additional information regarding these non-GAAP financial measures, see the Form 8-K dated May 6, 2009 that the company has filed with the Securities and Exchange Commission.

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California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

California Micro Devices Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

(Unaudited)

	March 31, 2009	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$45,605	$32,925
Short-term investments	—	18,671
Accounts receivable, net	4,168	6,155
Inventories	5,228	6,434
Deferred tax assets	183	1,508
Prepaid expenses and other current assets	1,089	1,188

Total current assets	56,273	66,881
Property, plant and equipment, net	3,525	5,596
Goodwill	—	5,258
Intangible assets, net	23	267
Other long-term assets	92	83

TOTAL ASSETS	$59,913	$78,085

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,775	$6,120
Accrued liabilities	1,585	2,165
Deferred margin on shipments to distributors	974	1,904
Current maturities of capital lease obligations	—	132

Total current liabilities	6,334	10,321
Other long-term liabilities	221	350

Total liabilities	6,555	10,671

Commitments and contingencies
Stockholders’ equity:

Preferred stock - 10,000,000 shares authorized; none issued and outstanding as of March 31, 2009 and March 31, 2008	—	—
Common stock and additional paid-in capital - $0.001 par value; 50,000,000 shares authorized; 23,553,019 shares issued and 22,879,696 shares outstanding as of March 31, 2009 and 23,302,274 shares issued and outstanding as of March 31, 2008	120,383	117,806
Accumulated other comprehensive income	—	48
Accumulated deficit	(65,602)	(50,440)

	54,781	67,414

Treasury stock, at cost; 673,323 shares as of March 31, 2009 and none as of March 31, 2008	(1,423)	—

Total stockholders’ equity	53,358	67,414

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$59,913	$78,085

California Micro Devices Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2008	2009	2008
Net sales	$9,172	$15,016	$49,273	$59,217
Cost of sales	6,646	9,605	34,425	39,599

Gross Margin	2,526	5,411	14,848	19,618
Operating expenses:
Research and development	2,465	2,017	10,303	7,097
Selling, general and administrative	3,446	4,093	14,652	15,264
Goodwill impairment	—	—	5,258	—
Amortization / impairment of intangible assets	6	41	133	165

Total operating expenses	5,917	6,151	30,346	22,526

Operating loss	(3,391)	(740)	(15,498)	(2,908)
Other income, net	29	479	1,647	2,390

Loss before income taxes	(3,362)	(261)	(13,851)	(518)
Provision for income taxes	6	884	1,311	896

Net loss	$(3,368)	$(1,145)	$(15,162)	$(1,414)

Net loss per share–basic and diluted	$(0.15)	$(0.05)	$(0.65)	$(0.06)

Weighted average common shares outstanding–basic and diluted	22,965	23,299	23,246	23,233

California Micro Devices Corporation

FINANCIAL SUMMARY (NON-GAAP)

(amounts in thousands, except per share data)

(Unaudited)

GAAP TO NON-GAAP RECONCILIATION:

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2008	2009	2008
Gross Margin:
GAAP Gross Margin	$2,526	$5,411	$14,848	$19,618
GAAP Gross Margin %	28%	36%	30%	33%
Reconciling items:
Stock-based compensation expense under SFAS 123(R), net of tax	$67	$87	$334	$349

NON-GAAP Gross Margin	$2,593	$5,498	$15,182	$19,967
NON-GAAP Gross Margin %	28%	37%	31%	34%

Net Loss:
GAAP Net Loss	$(3,368)	$(1,145)	$(15,162)	$(1,414)
Reconciling items:
Goodwill impairment	—	—	5,258	—
Amortization / impairment of intangible assets	6	41	244	165
Stock-based compensation expense under SFAS 123(R), net of tax	418	587	2,045	2,333
Difference between effective tax rate and cash basis tax rate	44	873	1,265	837

Total Adjustments	468	1,501	8,812	3,335

NON-GAAP Net Income (Loss)	$(2,900)	$356	$(6,350)	$1,921

Net Income (Loss) Per Share - Basic:
GAAP Net Loss Per Share - Basic	$(0.15)	$(0.05)	$(0.65)	$(0.06)
Reconciling items:
Goodwill impairment	—	—	0.23	—
Amortization / impairment of intangible assets	—	—	0.01	0.01
Stock-based compensation expense under SFAS 123(R), net of tax	0.02	0.03	0.09	0.10
Difference between effective tax rate and cash basis tax rate	—	0.04	0.05	0.03

Total Adjustments	$0.02	$0.07	$0.38	$0.14

NON-GAAP Net Income (Loss) Per Share - Basic	$(0.13)	$0.02	$(0.27)	$0.08

Weighted average shares used to calculate GAAP EPS - Basic	22,965	23,299	23,246	23,233
Weighted average shares used to calculate NON-GAAP EPS - Basic	22,965	23,299	23,246	23,233

Net Income (Loss) Per Share - Diluted:
GAAP Net Loss Per Share - Diluted	$(0.15)	$(0.05)	$(0.65)	$(0.06)
Reconciling items:
Goodwill impairment	—	—	0.23	—
Amortization / impairment of intangible assets	—	—	0.01	0.01
Stock-based compensation expense under SFAS 123(R), net of tax	0.02	0.03	0.09	0.10
Difference between effective tax rate and cash basis tax rate	—	0.04	0.05	0.03

Total Adjustments	$0.02	$0.07	$0.38	$0.14

NON-GAAP Net Income (Loss) Per Share - Diluted	$(0.13)	$0.02	$(0.27)	$0.08

Weighted average shares used to calculate GAAP EPS - Diluted	22,965	23,299	23,246	23,233
Weighted average shares used to calculate NON-GAAP EPS - Diluted	22,965	23,306	23,246	23,342